Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement EQUITY LIRN-1 dated October 30, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

307,122 Units $10 principal amount per unit CUSIP No. 06749D559	Pricing Date Settlement Date Maturity Date	July 9, 2026 July 16, 2026 July 28, 2028

Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index

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Maturity of approximately two years, if not called prior to maturity

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Automatic call of the notes at $12.36 per unit if the Observation Level of the MSCI Emerging Markets Index (the “Market Measure”) on the Observation Date is at or above the Starting Value

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The Observation Date will occur approximately one year after the pricing date

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If the notes are not called, at maturity:

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200% leveraged upside exposure to increases in the Market Measure

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1-to-1 downside exposure to decreases in the Market Measure, with 100.00% of your principal at risk

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All payments are subject to the credit risk of Barclays Bank PLC.

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No periodic interest payments

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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

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Limited secondary market liquidity, with no exchange listing

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The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-9 of product supplement EQUITY LIRN-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is $9.807 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-4 and “Risk Factors” beginning on page TS-8 of this term sheet.

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None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

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	Per Unit	Total
Public offering price	$ 10.000	$3,071,220.00
Underwriting discount	$ 0.175	$53,746.35
Proceeds, before expenses, to Barclays	$ 9.825	$3,017,473.65

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

July 9, 2026

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Summary

The Autocallable Leveraged Index Return Notes® Linked to the MSCI Emerging Markets Index, due July 28, 2028 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes will be automatically called if the Observation Level of the Market Measure, which is the MSCI Emerging Markets Index (the “Market Measure”), is equal to or greater than the Call Level on the Observation Date. If the notes are called, you will receive the Call Amount on the Call Settlement Date, and no further amounts will be payable on the notes. If the notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value of the Market Measure is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value for the notes. This estimated value was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. This range of estimated value is less than the public offering price.

The economic terms of the notes (including the Call Amount and Call Premium) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, reduced the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes
Issuer:	Barclays Bank PLC (“Barclays”)	Call Level:	1,675.81 (100% of the Starting Value).
Principal Amount:	$10.00 per unit	Call Amount (per Unit) and Call Premium:	$12.36, representing a Call Premium of 23.60% of the principal amount, if called on the Observation Date
Term:	Approximately two years, if not called on the Observation Date	Call Settlement Date:	The fifth business day following the Observation Date, subject to postponement if the Observation Date is postponed, as described beginning on page PS-30 of product supplement EQUITY LIRN-1
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”), a price return index	Threshold Value:	1,675.81 (100.00% of the Starting Value).
Starting Value:	1,675.81	Participation Rate:	200%
Ending Value:	The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-32 of product supplement EQUITY LIRN-1.	Maturity Valuation Period:	July 19, 2028, July 20, 2028, July 21, 2028, July 24, 2028 and July 25, 2028
Observation Level:	The closing level of the Market Measure on the Observation Date	Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Observation Date:	July 23, 2027. The scheduled Observation Date is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-30 of product supplement EQUITY LIRN-1.	Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”)

Autocallable Leveraged Index Return Notes®	TS-2

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Payment Determination

Automatic Call Provision

The notes will be called automatically on the Observation Date if the Observation Level on the Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Leveraged Index Return Notes®	TS-3

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY LIRN-1 dated October 30, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325013900/dp236510_424b2-equitylirn1.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

“Leveraged Index Return Notes®” and “LIRNs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Autocallable Leveraged Index Return Notes®	TS-4

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to accept an early exit from your investment and receive a return on your investment capped at the return represented by the Call Premium if the Observation Level is equal to or greater than the Call Level.

▪	You anticipate that the notes will be automatically called or that the Market Measure will increase from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the notes are not automatically called and the Market Measure decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪	You are willing to forgo dividends and other benefits of directly owning the securities included in the Market Measure.

▪	You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described above.

▪	You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount, as applicable.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You anticipate that the notes will not be automatically called and that the Market Measure will decrease from the Starting Value to the Ending Value or that the Market Measure will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek principal repayment or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or have other benefits of directly owning the securities included in the Market Measure.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.
Autocallable Leveraged Index Return Notes®	TS-5

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below shows a payout profile at maturity, which would only apply if the notes are not called on the Observation Date.

Autocallable Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Participation Rate of 200.00% and the Threshold Value of 100% of the Starting Value. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the securities included in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 100.00, the Participation Rate of 200.00% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, whether the notes are called on the Observation Date, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Market Measure” section below. The Market Measure is a price return index and as such the Ending Value will not include any income generated by dividends paid on the securities included in the Market Measure, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1,2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.40	4.00%
103.00	3.00%	$10.60	6.00%
105.00	5.00%	$11.00	10.00%
110.00	10.00%	$12.00	20.00%
120.00	20.00%	$14.00	40.00%
130.00	30.00%	$16.00	60.00%
150.00	50.00%	$20.00	100.00%
200.00	100.00%	$30.00	200.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Market Measure.

Autocallable Leveraged Index Return Notes®	TS-6

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Redemption Amount Calculation Examples:

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit

Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 100.00
Ending Value: 102.00
= $10.40 Redemption Amount per unit

Autocallable Leveraged Index Return Notes®	TS-7

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-9 of product supplement EQUITY LIRN-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	If the notes are called, your investment return is limited to the return represented by the Call Premium. If, on the Observation Date, the Observation Level is greater than or equal to the Call Level, we will automatically call the notes. If the notes are automatically called, your return will be limited to the return represented by the Call Premium, regardless of the extent of any increase in the value of the Market Measure.

▪	If the notes are automatically called, you will be subject to reinvestment risk.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is lower than the public offering price of your notes. This difference is a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than

Autocallable Leveraged Index Return Notes®	TS-8

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes is not a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the securities included in the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The Market Measure sponsor may adjust the Market Measure in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the securities included in the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the issuers of those securities, and have not verified any disclosure made by any other company.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described below under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Risk Factors

An investment in the notes is subject to risks relating to non-U.S. markets.

The equity securities in the Market Measure have been issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

An investment in the notes is subject to risks relating to emerging markets.

Autocallable Leveraged Index Return Notes®	TS-9

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

The equity securities included in the Market Measure have been issued by companies based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

The value of the Market Measure is subject to currency exchange risk.

Because the securities composing the Market Measure are denominated in non-U.S. currencies and are converted into U.S. dollars for purposes of calculating the value of the Market Measure, the value of the Market Measure will be exposed to the currency exchange rate risk with respect to each of those non-U.S. currencies relative to the U.S. dollar. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the value of the Market Measure and the value of the notes will be adversely affected.

Other Terms of the Notes

Market Measure Business Day

▪	The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement EQUITY LIRN-1.

A “Market Measure Business Day” means a day on which:

▪	the London Stock Exchange, the Stock Exchange of Hong Kong, the São Paulo Stock Exchange and Over-the-Counter Market and the Korea Exchange (or any successor to any foregoing exchange) are open for trading; and

▪	the Market Measure or any successor thereto is calculated and published.

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Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

The Market Measure

All information contained in this term sheet regarding the Market Measure, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI” or the “Market Measure sponsor”). The Market Measure is calculated, maintained and published by MSCI. The Market Measure sponsor, which licenses the copyright and all other rights to the Market Measure, has no obligation to continue to publish the Market Measure and may discontinue publication of the Market Measure at any time. The consequences of the Market Measure sponsor discontinuing publication of the Market Measure are discussed in the section entitled “Description of the LIRNs—Discontinuance of an Index” in product supplement EQUITY LIRN-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Market Measure in connection with the offer and sale of the notes.

General

The Market Measure is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of global emerging markets. The Market Measure currently consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. As of June 2018, the Market Measure includes shares traded on mainland Chinese exchanges, referred to as A-shares. The Market Measure covers approximately 85% of the free float-adjusted market capitalization in each country. The U.S. dollar price return version of the Market Measure is reported by Bloomberg L.P. under the ticker symbol “MXEF.”

Constructing the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indices, including the Market Measure, are constructed and maintained at an individual market level. MSCI undertakes an index construction process that involves: (i) defining the equity universe for each market; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; and (iv) applying index continuity rules for the Standard Index (as defined below).

Defining the Equity Universe for the Relevant Market

(i)	Identifying Eligible Equity Securities: All listed equity securities, including real estate investment trusts and certain income trusts listed in Canada, are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible. Stapled securities are considered eligible if each of the underlying components exhibit characteristics of equity securities.

(ii)	Country Classification of Eligible Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as a developed market (“DM”), emerging market (“EM”) or frontier market. Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. The global investable equity universe is the aggregation of all market investable equity universes.

(i)	Identifying Eligible Listings: A security may have a listing that trades in the country where it is classified (a “local listing”) and/or a listing that trades in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe as determined by MSCI.

(ii)	Applying Investability Screens: Some of the investability requirements are applied at the individual security level and some at the overall company level, represented by the aggregation of individual securities of the company. As such, the inclusion or exclusion of one security does not imply the automatic inclusion or exclusion of other securities of the same company.

The investability screens used to determine the investable equity universe in each market are as follows:

a.	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market

Autocallable Leveraged Index Return Notes®	TS-11

Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the equity universe sorted in descending order by full market capitalization.

b.	Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

c.	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by the annualized traded value ratio (“ATVR”) and the frequency of trading. In addition to the ATVR and frequency of trading requirements, securities in the MSCI China equity universe will not be eligible for inclusion in the market investable equity universe if the securities are suspended on the price cutoff date of the index review or have been suspended for 50 consecutive business days or more in the past 12 months.

Only one listing per security may be included in the market investable equity universe. In instances when a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe: (i) local listing; (ii) foreign listing in the same geographical region and (iii) foreign listing in a different geographical region.

Due to liquidity concerns relating to securities trading at very high stock prices, a security with a stock price above $10,000 will fail the liquidity screening and will not be included in any market investable equity universe. This limitation applies only for securities that are not currently constituents of the MSCI Global Investable Market Indices. Current constituents of the MSCI Global Investable Market Indices will remain in their respective indices even if their stock price passes $10,000.

d.	Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s foreign inclusion factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.

e.	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of an index review. This requirement is applicable to small new issues in all markets. Large IPOs and large primary/secondary offerings of non-index constituents are not subject to this requirement and may be included in a market investable equity universe and the Standard Index outside of an index review.

f.	Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

g.	Financial Reporting Requirement: This investability screen is applied at the company level. Companies classified as belonging to the United States must file a Form 10-K/10-Q to be eligible for inclusion in the United States investable equity universe.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices (each, a “Size Segment Index”), with the following free float-adjusted market capitalization market coverage target ranges:

(i)	Investable Market Index (Large + Mid + Small): 99%+1% or -0.5%

(ii)	Standard Index (Large + Mid): 85% ± 5%

(iii)	Large Cap Index: 70% ± 5%

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Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028
(iv)	Mid Cap Index: The Mid Cap Index market coverage in each market is derived as the difference between the market coverage of the Standard Index and the Large Cap Index in that market.

(v)	Small Cap Index: The Small Cap Index market coverage in each market is derived as the difference between the free float-adjusted market capitalization coverage of the Investable Market Index and the Standard Index in that market.

Creating the Size Segment Indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements (which includes minimum free float market capitalization requirements, minimum foreign room requirements, and exclusions for securities that exhibit extreme price increases).

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If, after the application of the index construction methodology, a Standard Index contains fewer than five securities in a DM or three securities in an EM, then the largest securities by free float-adjusted market capitalization among the securities included in the market investable equity universe are added to the Standard Index in order to reach five constituents in that DM or three in that EM. At subsequent index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.5, and securities are added until the desired minimum number of securities is reached.

Classifying Securities under the Global Industry Classification Standard

All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indices, the GICS®. The GICS® entails four levels of classification: (i) sector; (ii) industry groups; (iii) industries; and (iv) sub-industries. Under the GICS®, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS®. The GICS® classification of each security is used by MSCI to construct additional indices.

Constructing and Calculating the Individual Global Investable Market Indices

After companies are allocated to their respective size segments and securities are reviewed for complying with the final size-segment requirements, the final list of constituents for each Size Segment Index is determined. The MSCI Investable Market Indices are composed of the MSCI Standard Indices and the MSCI Small Cap Indices. The MSCI Standard Indices are further subdivided into the MSCI Large Cap and the MSCI Mid Cap Indices. Two or more market indices can be combined to form composite indices. Market indices can be grouped either on the basis of market classification definition, geographical regions, economic regions or other criteria.

Maintenance of the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices and index stability and low index turnover.

In particular, index maintenance involves semi-annual index reviews in May and November and quarterly index reviews in February and August. Semi-annual index reviews include updating the indices on the basis of a fully refreshed equity universe; taking buffer rules into consideration for migration of securities across size and style segments; and updating FIFs and number of shares (“NOS”). Quarterly index reviews include adding significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index; allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the semi-annual index reviews; and reflecting the impact of significant market events on FIFs and updating NOS.

In addition, ongoing event-related changes to the indices are made as the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Market Measure Calculation

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Linked to the MSCI Emerging Markets Index, due July 28, 2028

The Market Measure is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s index level is obtained by applying the change in the market performance to the previous period index level.

Treatment of Investment Sanctions Related to U.S. Executive Order 13959

The U.S. Executive Order 13959 dated November 12, 2020 which prohibits transactions by U.S. persons in certain Chinese companies (the “Order”), along with clarification from the Office of Foreign Assets Control (“OFAC”), results in the deletion from/non-inclusion in the Market Measure of relevant impacted securities.

On January 5, 8 and 26, 2021, the Index sponsor deleted securities impacted by the Order from the Market Measure. Following the amendment of the Order on June 3, 2021, OFAC has published the Non-SDN Chinese Military-Industrial Complex Companies List (the “NS-CMIC List”) and related security tickers. MSCI deleted the securities included in OFAC’s NS-CMIC List from the Market Measure as of the close of July 26, 2021.

MSCI continues to monitor for updates to the NS-CMIC List and related security tickers impacted by the Order. Furthermore, securities that are not included in the NS-CMIC List but belong to the same issuer as a security already included in the NS-CMIC List will also be considered impacted by the Order.

Securities impacted by the Order are considered to be ineligible for inclusion in the Market Measure. Securities that are impacted by the Order that are assigned to a size segment will have an adjustment factor of 0 applied and hence will not be included in the relevant Size Segment Indices. Existing index constituents impacted by the Order will be deleted from the Market Measure. At the time of their deletion from the Market Measure, the securities will be retained in their existing size segment and will continue to be included in the market investable equity universe.

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Autocallable Leveraged Index Return Notes®
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The following graph shows the daily historical performance of the Market Measure in the period from January 1, 2016 through July 9, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On July 9, 2026, the closing level of the Market Measure was 1,675.81.

Historical Performance of the Market Measure

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This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the level of the Market Measure during any period set forth above is not an indication that the level of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Market Measure.

License Agreement

We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the notes. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

“The notes are not sponsored or endorsed by MSCI, any affiliate of MSCI or any other party involved in, or related to, making or compiling the Market Measure. The notes are not sold or promoted by MSCI, any affiliate of MSCI or any other party involved in, or related to, making or compiling the Market Measure. The Market Measure is the exclusive property of MSCI. MSCI and the MSCI index names are service marks of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the Market Measure makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in financial securities generally or in the notes particularly or the ability of the Market Measure to track corresponding stock market performance. MSCI or its affiliates are the licensors of certain trademarks, service marks and trade names and of the Market Measure which is determined, composed and calculated by MSCI without regard to the notes or to Barclays Bank PLC or any owner of the notes. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the Market Measure has any obligation to take the needs of Barclays Bank PLC or owners of the notes into consideration in determining, composing or calculating the Market Measure. Neither MSCI, its affiliates nor any other party involved in, or related to, making or compiling the Market Measure is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are redeemable for cash. Neither MSCI, any of its affiliates nor any

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other party involved in, or related to, the making or compiling the Market Measure has any obligation or liability to the owners of the notes in connection with the administration, marketing or offering of the notes.

 Notwithstanding the foregoing, certain affiliates of MSCI may act as dealers in connection with the sale of the notes and, as such, may sell or promote the notes or may be involved in the administration, marketing or offering of this financial product.

 Although MSCI shall obtain information for inclusion in or for use in the calculation of the Market Measure from sources which MSCI considers reliable, neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the Market Measure warrants or guarantees the originality, accuracy and/or the completeness of the Market Measure or any data included therein. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the Market Measure makes any warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers or counterparties, owners of the notes, or any other person or entity, from the use of the Market Measure or any data included therein in connection with the rights licensed hereunder or for any other use. Neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the Market Measure shall have any liability for any errors, omissions or interruptions of or in connection with the Market Measure or any data included therein. Further, neither MSCI, any of its affiliates nor any other party involved in, or related to, making or compiling the Market Measure makes any express or implied warranties of any kind, and MSCI, any of its affiliates and any other party involved in, or related to, making or compiling the Market Measure hereby expressly disclaim all warranties of merchantability or fitness for a particular purpose, with respect to the Market Measure and any data included therein. Without limiting any of the foregoing, in no event shall MSCI, any of its affiliates or any other party involved in, or related to, making or compiling the Market Measure have any liability for any direct, indirect, special, punitive, consequential or any other damages (including lost profits) even if notified of the possibility of such damages.

No purchaser, seller or holder of the notes, nor any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.”

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Autocallable Leveraged Index Return Notes®
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Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

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Autocallable Leveraged Index Return Notes®
Linked to the MSCI Emerging Markets Index, due July 28, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date was based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-11 and “Use of Proceeds and Hedging” on page PS-27 of product supplement EQUITY LIRN-1.

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Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measure. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. This gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

Autocallable Leveraged Index Return Notes®	TS-19